The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated February 5, 2024

PRICING SUPPLEMENT No. ELN2252 dated February __, 2024

(To Product Supplement No. WF1 dated July 20, 2022,

Prospectus Supplement dated May 26, 2022

and Prospectus dated May 26, 2022)

Filed Pursuant to Rule 433 Registration Statement No. 333-264388

Bank of Montreal Senior Medium-Term Notes, Series I Equity Index and ETF Linked Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

■	Linked to an unequally weighted Basket comprised of the S&P 500® Index (50.00%), the Nasdaq-100 Index® (30.00%), the First Trust Nasdaq Cybersecurity ETF (10.00%) and the VanEck Semiconductor ETF (10.00%) (each referred to as a "basket component")
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Basket from its starting level to its ending level. The maturity payment amount will reflect the following terms:
■	If the level of the Basket increases, you will receive the face amount plus a positive return equal to 150% of the percentage increase in the level of the Basket from its starting level, subject to a maximum return at maturity of at least 25% (to be determined on the pricing date) of the face amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,250.00
■	If the level of the Basket decreases but the decrease is not more than the buffer amount of 15%, you will receive the face amount
■	If the level of the Basket decreases by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the level of the Basket in excess of the buffer amount
■	Investors may lose up to 85% of the face amount
■	All payments on the securities are subject to credit risk, and you will have no ability to pursue the Funds or any securities included in or held by the basket components for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this preliminary pricing supplement, the estimated initial value of the securities is $964.00 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $914.00 per security. However, as discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-8 herein and "Risk Factors" beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$30.75	$969.25
Total

(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $2.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Terms of the Securities

Issuer:	Bank of Montreal (the "Bank").
Market Measure:	A basket (the "Basket") comprised of the following unequally weighted basket components, with the return of each basket component having the weighting noted parenthetically: the S&P 500® Index (50.00%); the Nasdaq-100 Index® (30.00%) (each of the S&P 500® Index and the Nasdaq-100 Index®, an "Index" and collectively, the "Indices"); the First Trust Nasdaq Cybersecurity ETF (10.00%); and the VanEck Semiconductor ETF (10.00%) (each of the First Trust Nasdaq Cybersecurity ETF and the VanEck Semiconductor ETF, a “Fund” and collectively, the “Funds”) (each of the Indices and the Funds, a "basket component" and collectively, the "basket components").
Pricing Date*:	February 16, 2024.
Issue Date*:	February 22, 2024.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a "security" are to a security with a face amount of $1,000.

Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The "maturity payment amount" per security will equal:

•    if the ending level is greater than the starting level: $1,000 plus the lesser of:

(i) $1,000 × basket return × upside participation rate; and

(ii) the maximum return;

•    if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

•    if the ending level is less than the threshold level:

$1,000 + [$1,000 × (basket return + buffer amount)]

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Basket in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

Stated Maturity Date*:	August 24, 2026, subject to postponement. The securities are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Level:	The "starting level" is 100.00.
Ending Level:	The "ending level" will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the component return of the S&P 500® Index; (B) 30% of the component return of the Nasdaq-100 Index®; (C) 10% of the component return of the First Trust Nasdaq Cybersecurity ETF; and (D) 10% of the component return of the VanEck Semiconductor ETF.
Maximum Return:	The “maximum return” will be determined on the pricing date and will be at least 25% of the face amount per security ($250.00 per security). As a result of the maximum return, the maximum maturity payment amount will be at least $1,250.00 per security.
Threshold Level:	85.00, which is equal to 85% of the starting level.
Buffer Amount:	15%
Upside Participation Rate:	150%.

PRS-2

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Basket Return:	The "basket return" is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level
Component Return:

The "component return" of a basket component will be equal to:

final component value – initial component value

initial component value

where,

•    the "initial component value" will be the closing value of that basket component on the pricing date; and

•    the "final component value" will be the closing value of that basket component on the calculation day.

The initial component value of each basket component will be set forth in the final pricing supplement relating to the securities.

Closing Value:

With respect to each Index, "closing value" has the meaning assigned to "closing level" set forth under "General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions" in the accompanying product supplement.

With respect to each Fund, "closing value" has the meaning assigned to "fund closing price" set forth under "General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions" in the accompanying product supplement. In addition, with respect to each Fund, the "closing price" and "adjustment factor" have the meanings set forth under "General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions" in the accompanying product supplement.

Calculation Day*:	August 19, 2026, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see "General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures" and "—Payment Dates" in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event with respect to an Index, see "General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events" and for information regarding the circumstances that may result in a market disruption event with respect to a Fund, see "General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events" in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. ("BMOCM").
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences and the Canadian federal income tax consequences of the ownership and disposition of the securities, see "United States Federal Tax Considerations" below, and the sections of the product supplement entitled "United States Federal Tax Considerations" and "Canadian Federal Income Tax Consequences."
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $30.75 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $20.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $2.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

PRS-3

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06375MVR3
________________________
*	To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-4

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF1 dated July 20, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated July 20, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922009020/r715220424b5.htm

•	Prospectus Supplement and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement if you request it by calling BMOCM toll-free at 1-877-369-5412.

PRS-5

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Estimated Value of the Securities

Our estimated initial value of the securities on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the securities, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date will be determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Risk Factors” below.

PRS-6

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek 150% leveraged exposure to the upside performance of the Basket if the ending level is greater than the starting level, subject to the maximum return at maturity of at least 25% (to be determined on the pricing date) of the face amount;

▪	desire to limit downside exposure to the basket components through the buffer amount;

▪	are willing to accept the risk that, if the ending level is less than the starting level by more than the buffer amount, they will lose some, and possibly up to 85%, of the face amount per security at maturity;

▪	are willing to forgo interest payments on the securities and dividends on the shares of the Funds and on the securities included in or held by the basket components; and

▪	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	are unwilling to accept the risk that the ending level may decrease from the starting level by more than the buffer amount;

▪	seek uncapped exposure to the upside performance of the basket components;

▪	seek full return of the face amount of the securities at stated maturity;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the basket components;

▪	seek exposure to the basket components but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the basket components generally, or to the exposure to the basket components that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying product supplement for risks related to an investment in the securities. For more information about the basket components, please see the section titled "Information About The Basket Components" below.

PRS-7

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-8

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the "Risk Factors" section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Securities

If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending level relative to the starting level and the other terms of the securities. Because the level of the Basket will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending level is less than the threshold level, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the level of the Basket in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Basket in excess of the buffer amount. The threshold level is 85% of the starting level. As a result, if the ending level is less than the threshold level, you will lose some, and possibly up to 85%, of the face amount per security at maturity. This is the case even if the level of the Basket is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

Even if the ending level is greater than the starting level, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the "IRS"), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled "United States Federal Tax Considerations."

Changes In The Values Of The Basket Components May Offset Each Other.

Changes in the values of the basket components may not correlate with each other. Even if the final component value of a basket component increases, the final component value of the other basket components may not increase as much or may even decline in value. Therefore, in calculating the ending level, an increase in the final component value of a basket component may be moderated, or wholly offset, by a lesser increase or a decline in the final component value of the other basket components. Further, because the basket is unequally weighted, decreases in the value of the basket component with a higher weight in the Basket will have a more significant adverse effect on the value of the securities than comparable decreases in the value of the basket components with a smaller weight in the Basket.

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In Funds Or The Securities Included In Or Held By The Basket Components.

The opportunity to participate in the possible increases in the level of the Basket through an investment in the securities will be limited because any positive return on the securities will not exceed the maximum return. Therefore, your return on the securities may be lower than the return on a direct investment in the Funds or the securities included in or held by the basket components. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending levels exceeding the ending level at which the maximum return is reached.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue any of the Funds or the securities included in or held by the basket components for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

PRS-9

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The tax treatment of the securities is uncertain. We do not plan to request a ruling from the IRS or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Income Tax Consequences — Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations. The initial estimated value may be as low as the amount indicated on the cover page of this pricing supplement.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the basket components, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

PRS-10

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current values of the basket components, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the basket components; interest rates; volatility of the basket components; correlation among the basket components; time remaining to maturity; dividend yields on the Funds and on the securities included in or held by the basket components; and currency exchange rates. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the values of the basket components. Because numerous factors are expected to affect the value of the securities, changes in the values of the basket components may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the maximum return.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Basket Components

An Investment in the Securities Is Subject to Risks Associated with Non-U.S. Securities Markets

The Nasdaq-100 Index® and each of the Funds tracks the value of certain non-U.S. equity securities and each of the Funds may hold certain non-U.S. equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising these basket components may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Securities Are Subject To Exchange Rate Risk

Because some of the securities held by each of the Funds are traded in currencies other than U.S. dollars, and the securities are denominated in U.S. dollars, the amount payable on the securities at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated. These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the securities at maturity. An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security.

PRS-11

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

An Investment in the Securities Is Subject to Risks Associated with Specific Economic Industries

The stocks held by each Fund are issued by companies engaged in a specific sector of the economy, specifically, the cybersecurity industry, as to the First Trust Nasdaq Cybersecurity ETF, and the semiconductor industry, as to the VanEck Semiconductor ETF. Accordingly, an investment in the securities is subject to the specific risks of companies that operate in each of those industries. An investment in the securities may accordingly be more risky than a security linked to a more diversified set of securities.

The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Basket Components. Investing in the securities is not equivalent to investing in the basket components. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities included in or held by the basket components for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities included in or held by the basket components would have.

•	Historical Values Of The Basket Components Should Not Be Taken As An Indication Of Their Future Performance During The Term Of The Securities.

•	Changes That Affect The Basket Components or a Fund's Underlying Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor or Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.

•	There Are Risks Associated With A Fund.

•	Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In or Held By The Basket Components.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a "participating dealer," are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the basket components and the Basket and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities— Certain Terms for Securities Linked to an Index—Market Disruption Events," "—Adjustments to an Index" and "—Discontinuance of an Index" and the sections entitled "General Terms of the Securities— Certain Terms for Securities Linked to a Fund—Market Disruption Events" and "—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation" in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and its determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

PRS-12

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the values of the basket components.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the basket components may adversely affect the values of the basket components.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-13

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent any actual initial component value. The hypothetical initial component value of 100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial component value of any basket component. The actual initial component value for each basket component will be determined on the pricing date and will be set forth in the final pricing supplement under "Terms of the Securities" above. For historical data regarding the actual closing levels of the Indices or the actual closing prices of the Funds, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Upside Participation Rate:	150%
Hypothetical Maximum Return:	25% or $250.00 per security (the lowest maximum return that may be determined on the pricing date)
Hypothetical Initial Component Value:	For each basket component, 100.00
Starting Level:	100.00
Threshold Level:	85.00 (85% of the starting level)
Buffer Amount:	15%

Hypothetical Payout Profile

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
25%
150% of Basket Return, to Maximum Return
15% buffer amount
Security Return at Maturity
Basket Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Basket Return

PRS-14

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Hypothetical Returns

Hypothetical ending level	Hypothetical basket return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$1,250.00	25.00%
175.00	75.00%	$1,250.00	25.00%
150.00	50.00%	$1,250.00	25.00%
140.00	40.00%	$1,250.00	25.00%
130.00	30.00%	$1,250.00	25.00%
120.00	20.00%	$1,250.00	25.00%
116.67	16.67%	$1,250.00	25.00%
110.00	10.00%	$1,150.00	12.50%
105.00	5.00%	$1,075.00	6.25%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
84.00	-16.00%	$990.00	-1.00%
80.00	-20.00%	$950.00	-5.00%
70.00	-30.00%	$850.00	-15.00%
60.00	-40.00%	$750.00	-25.00%
50.00	-50.00%	$650.00	-35.00%
25.00	-75.00%	$400.00	-60.00%
0.00	-100.00%	$150.00	-85.00%

(1)	The basket return is equal to the percentage change from the starting level to the ending level (i.e., the ending level minus the starting level, divided by the starting level).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-15

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Hypothetical Examples

Example 1. The maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:

	S&P 500® Index	Nasdaq-100 Index®	First Trust Nasdaq Cybersecurity ETF	VanEck Semiconductor ETF
Hypothetical initial component value:	100.00	100.00	$100.00	$100.00
Hypothetical final component value:	110.00	110.00	$120.00	$130.00
Hypothetical component return:	10.00%	10.00%	20.00%	30.00%

Based on the component returns set forth above, the hypothetical ending level would equal:

100 x [1 + (50% x 10.00%) + (30% x 10.00%) + (10% x 20.00%) + (10% x 30.00%)] = 113.00

The basket return in this example is equal to 13.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × basket return × upside participation rate

$1,000 × 13.00% × 150.00%

= $195.00; and

(ii)        the maximum return of $250.00

On the stated maturity date you would receive $1,195.00 per security.

Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:

	S&P 500® Index	Nasdaq-100 Index®	First Trust Nasdaq Cybersecurity ETF	VanEck Semiconductor ETF
Hypothetical initial component value:	100.00	100.00	$100.00	$100.00
Hypothetical final component value:	150.00	110.00	$140.00	$130.00
Hypothetical component return:	50.00%	10.00%	40.00%	30.00%

Based on the component returns set forth above, the hypothetical ending level would equal:

100 x [1 + (50% x 50.00%) + (30% x 10.00%) + (10% x 40.00%) + (10% x 30.00%)] = 135.00

The basket return in this example is equal to 35.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × basket return × upside participation rate

$1,000 × 35.00% × 150.00%

= $525.00; and

(ii)        the maximum return of $250.00

On the stated maturity date you would receive $1,250.00 per security, which is the maximum maturity payment amount.

PRS-16

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

In addition to limiting your return on the securities, the maximum return limits the positive effect of the upside participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Basket at a rate of 150% up to a certain point. However, the effect of the upside participation rate will be progressively reduced for ending levels that are greater than approximately 166.67% of the starting level (assuming a maximum return of 25% or $250.00 per security, the lowest maximum return that may be determined on the pricing date) since your return on the securities for any ending level greater than approximately 116.67% of the starting level will be limited to the maximum return.

Example 3. Maturity payment amount is equal to the face amount:

	S&P 500® Index	Nasdaq-100 Index®	First Trust Nasdaq Cybersecurity ETF	VanEck Semiconductor ETF
Hypothetical initial component value:	100.00	100.00	$100.00	$100.00
Hypothetical final component value:	90.00	100.00	$105.00	$105.00
Hypothetical component return:	-10.00%	0.00%	5.00%	5.00%

Based on the component returns set forth above, the hypothetical ending level would equal:

100 x [1 + (50% x -10.00%) + (30% x 0.00%) + (10% x 5.00%) + (10% x 5.00%)] = 96.00

The basket return in this example is equal to -4.00%

Because the hypothetical ending level is less than the hypothetical starting level, but not by more than the buffer amount, you would not lose any of the face amount of your securities.

On the stated maturity date you would receive $1,000.00 per security.

Example 4. Maturity payment amount is less than the face amount:

	S&P 500® Index	Nasdaq-100 Index®	First Trust Nasdaq Cybersecurity ETF	VanEck Semiconductor ETF
Hypothetical initial component value:	100.00	100.00	$100.00	$100.00
Hypothetical final component value:	40.00	60.00	$50.00	$70.00
Hypothetical component return:	-60.00%	-40.00%	-50.00%	-30.00%

Based on the component returns set forth above, the hypothetical ending level would equal:

100 x [1 + (50% x -60.00%) + (30% x -40.00%) + (10% x -50.00%) + (10% x -30.00%)] = 50.00

The basket return in this example is equal to -50.00%

Because the hypothetical ending level is less than the hypothetical starting level by more than the buffer amount, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (basket return + buffer amount)]

$1,000 + [$1,000 × (-50.00% + 15%)]

= $650.00

On the stated maturity date you would receive $650.00 per security.

PRS-17

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Example 5. Maturity payment amount is less than the face amount:

	S&P 500® Index	Nasdaq-100 Index®	First Trust Nasdaq Cybersecurity ETF	VanEck Semiconductor ETF
Hypothetical initial component value:	100.00	100.00	$100.00	$100.00
Hypothetical final component value:	30.00	110.00	$120.00	$110.00
Hypothetical component return:	-70.00%	10.00%	20.00%	10.00%

Based on the component returns set forth above, the hypothetical ending level would equal:

100 x [1 + (50% x -70.00%) + (30% x 10%) + (10% x 20.00%) + (10% x 10.00%)] = 71.00

The basket return in this example is equal to -29.00%

Because the Basket is unequally weighted, increases in the lower weighted basket components will be offset by decreases in the more heavily weighted basket components. In this example, the large decline in the S&P 500® Index results in the hypothetical ending level being less than the threshold level of 85.00% of the starting level, even though the values of the Nasdaq-100 Index®, the First Trust Nasdaq Cybersecurity ETF and the VanEck Semiconductor ETF increased. As a result, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (basket return + buffer amount)]

$1,000 + [$1,000 × (-29.00% + 15%)]

= $860.00

On the stated maturity date you would receive $860.00 per security.

PRS-18

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Hypothetical Historical Performance of the Basket

The basket will represent a weighted portfolio of the two basket components, with the return of each basket component having the weighting percentage set forth above. For more information regarding the basket components, see the information provided below.

While historical information on the level of the Basket does not exist, the following graph sets forth the hypothetical historical daily levels of the Basket for the period from January 1, 2019 to January 31, 2024, assuming that the Basket was constructed on January 1, 2019 with a starting level of 100.00 and that each of the basket components had the applicable weighting as of that day. We obtained the closing levels used in the graph below from Bloomberg Finance L.P., without independent verification.

The hypothetical historical basket levels, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Basket during any period shown below is not an indication that the basket return is more likely to be positive or negative during the term of the securities. The hypothetical historical levels do not give an indication of future levels of the Basket.

300.00
250.00
200.00
150.00
100.00
50.00
0.00
Basket Level
Jan-19
Jan-20
Jan-21
Jan-22
Jan-23
Jan-24
Date

Information About The Basket Components

The following information regarding each of the basket components is derived from publicly available information. We have not independently verified the accuracy or completeness of this information. In addition, each of the Funds is registered under the Securities Exchange Act of 1934 ("Exchange Act"). The reports and other information that the Funds have filed under the Exchange Act may be obtained through the SEC's website, www.sec.gov. Information on that website is not included or incorporated by reference in this document. Neither we nor the agent (or any of our affiliates) have made any due diligence inquiry with respect to any basket component or any Fund underlying index in connection with the offering of the securities.

PRS-19

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

S&P 500® Index

Historical Information

We obtained the closing values of the S&P 500® Index in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing values of the basket component for the period from January 1, 2019 to January 31, 2024. The closing value on January 31, 2024 was 4,845.65. The historical performance of the basket component should not be taken as an indication of its future performance of the basket component during the term of the securities.

PRS-20

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the maturity payment amount.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the S&P 500® Index. If a constituent company of the S&P 500® Index reorganizes into a multiple share class line structure, that company will remain in the S&P 500® Index at the discretion of the S&P Index Committee in order to minimize turnover.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

PRS-21

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

License Agreement

We and S&P have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the S&P 500® Index, in connection with certain securities, including the securities. The S&P 500® Index is owned and published by S&P.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

S&P®, S&P 500®, US 500 and The 500 are trademarks of Standard & Poor's Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"). These trademarks have been licensed for use by S&P and sublicensed for certain purposes by the Issuer. The S&P 500® Index (the "Index") is a product of S&P and/or its affiliates and has been licensed for use by the Issuer. The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard and & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to the Issuer with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to the Issuer or the securities. S&P Dow Jones Indices have no obligation to take our needs or the needs of the Issuer or holders of the securities into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by the Issuer, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE ISSUER, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE ISSUER, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

PRS-22

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Nasdaq-100 Index®

Historical Information

We obtained the closing values of the Nasdaq-100 Index® in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing values of the basket component for the period from January 1, 2019 to January 31, 2024. The closing value on January 31, 2024 was 17,192.93. The historical performance of the basket component should not be taken as an indication of the future performance of the basket component during the term of the securities.

PRS-23

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Nasdaq-100 Index® Composition and Maintenance

The Nasdaq-100 Index® (“NDX”) is a modified market capitalization-weighted index of the 100 largest stocks of both U.S. and non-U.S. non-financial companies listed on The Nasdaq Stock Market. It does not contain securities of financial companies, including investment companies. The NDX, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The Nasdaq, Inc. (“Nasdaq”) publishes the NDX. Current information regarding the market value of the NDX is available from Nasdaq, as well as numerous market information services.

The share weights of the component securities of the NDX at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NDX is directly proportional to the value of its share weight.

Index Calculation

At any moment in time, the level of the NDX equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on The Nasdaq Stock Market (which may be the official closing price published by The Nasdaq Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NDX. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NDX, a security must be listed on The Nasdaq Stock Market and meet the following criteria:

•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must generally be a common stock, ordinary share, American Depositary Receipt, or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities, and companies organized as real estate investment trusts, are not included in the NDX, nor are the securities of investment companies);

•	the security must have a three-month average daily trading volume of at least 200,000 shares;

•	if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

in general, the security must have traded for at least three full calendar months, not including the month of initial listing, on an “eligible exchange,” as determined under the index rules. A security that was added to the index as a result of a spin-off event will be exempt from this requirement.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NDX, the following criteria apply:

•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;

•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares in the previous three-month trading period as measured annually during the ranking review process described below;

•	if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

PRS-24

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;

•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month;

•	the security that was added to the NDX as the result of a spin-off event has an adjust market capitalization below 0.10% of the aggregated adjusted market capitalization of the NDX at the end of its second day of regular way trading as an NDX member; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These eligibility criteria may be revised from time to time by Nasdaq without regard to the securities.

Annual Ranking Review

The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market capitalization. The top 75 ranked issuers will be selected for inclusion. Any other issuers that were already members of the NDX as of the applicable date are ranked within the top 100 are also selected for inclusion. If fewer than 100 issuers pass these first two criteria, the remaining positions will first be filled, in rank order, by current index members that were in the top 100 at the previous reconstitution but are ranked in positions 101-125 in the current reconstitution. If fewer than 100 issuers pass these first three criteria, the remaining positions will be filled, in rank order, by any issuers ranked in the top 100 that were not already members of the NDX as of the reference date. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by Nasdaq to become ineligible for continued inclusion in the NDX, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NDX.

Index Maintenance

In addition to the Ranking Review, the securities in the NDX are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NDX as soon as practical after being sufficiently verified, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.

In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, Nasdaq adjusts the divisor to ensure that there is no discontinuity in the level of the NDX that might otherwise be caused by any of those changes. All changes will be announced in advance.

Index Rebalancing

The NDX is rebalanced on a quarterly basis in March, June, September and December in accordance with Nasdaq’s rules. Rebalance changes become effective after the close of trading on the third Friday in March, June, September and December. A special rebalance may be conducted at any time based on specified weighting restrictions if it is determined to be necessary to maintain the integrity of the underlying index.

License Agreement

The securities are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in Securities generally or in the securities particularly, or the ability of the NDX to track general stock market performance. The Corporations' only relationship to the Issuer (“Licensee”) is in the licensing of the Nasdaq®, the Nasdaq-100 Index®, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the securities. Nasdaq has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the securities.

PRS-25

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN, THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

PRS-26

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

First Trust Nasdaq Cybersecurity ETF

Historical Information

We obtained the closing prices of the First Trust Nasdaq Cybersecurity ETF in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the basket component for the period from January 1, 2019 to January 31, 2024. The closing price on January 31, 2024 was $55.71. The historical performance of the basket component should not be taken as an indication of the future performance of the basket component during the term of the securities.

PRS-27

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

First Trust Advisors L.P. (“First Trust”) is currently the investment adviser to the First Trust Nasdaq Cybersecurity ETF ("CIBR"). The CIBR is an exchange-traded fund that trades on The NASDAQ Stock Market under the ticker symbol “CIBR.” The First Trust Exchange-Traded Fund II is a registered investment company that consists of numerous separate investment portfolios, including the CIBR.

The CIBR seeks investment results that correspond generally to the price and yield (before fees and expenses) of the Nasdaq CTA Cybersecurity Index™.

The CIBR uses an “indexing” investment approach to attempt to replicate, before fees and expenses, the performance of the Nasdaq CTA Cybersecurity Index™. The CIBR will generally employ a full replication strategy, meaning that it will normally invest in all of the securities composing the Nasdaq CTA Cybersecurity Index™ in proportion to their weightings in the Nasdaq CTA Cybersecurity Index™. However, under various circumstances, full replication of the Nasdaq CTA Cybersecurity Index™ may not be possible or practicable. In those circumstances, the CIBR may purchase a sample of securities in the Nasdaq CTA Cybersecurity Index™. There may also be instances in which First Trust may choose to overweight certain securities in the Nasdaq CTA Cybersecurity Index™, purchase securities not in the Nasdaq CTA Cybersecurity Index™ which First Trust believes are appropriate to substitute for certain securities in the Nasdaq CTA Cybersecurity Index™, use futures or derivative instruments or utilize various combinations of the above techniques in seeking to track the Nasdaq CTA Cybersecurity Index™. The CIBR may sell securities that are represented in the Nasdaq CTA Cybersecurity Index™ in anticipation of their removal from the Nasdaq CTA Cybersecurity Index™ or purchase securities not represented in the Nasdaq CTA Cybersecurity Index™ in anticipation of their addition to the Nasdaq CTA Cybersecurity Index™.

The Nasdaq CTA Cybersecurity Index™

The Nasdaq CTA Cybersecurity Index™ was developed by, and is calculated, maintained and published by Nasdaq, Inc. (“Nasdaq”). The Nasdaq CTA Cybersecurity Index™ is reported by Bloomberg L.P. under the ticker symbol “NQCYBR.”

The Nasdaq CTA Cybersecurity Index™ is a modified liquidity-weighted index that is designed to track the performance of companies engaged in the cybersecurity segment of the technology and industrial sectors. The Nasdaq CTA Cybersecurity Index™ includes companies primarily involved in the building, implementation and management of security protocols applied to private and public networks, computers and mobile devices in order to provide protection of the integrity of data and network operations. The companies are selected based on classification determined by Consumer Technology Association (“CTA”).

Security Eligibility Criteria

To be eligible for initial inclusion in the Nasdaq CTA Cybersecurity Index™, a security must meet the following criteria:

•	the eligible security types generally include common stocks, ordinary shares, depositary receipts (both American and Global), depositary shares, shares of beneficial interest of real estate investment trusts (REITs) or limited partnership interests and tracking stocks;

•	one security per issuer is permitted, but if an issuer has multiple securities, the security with the highest three-month average daily dollar trading volume (“ADDTV”) is considered for possible inclusion;

•	a security must be listed on an eligible global stock exchange, which are reviewed periodically for eligibility;

•	the security must be classified as a cybersecurity company as determined by CTA;

•	the issuer of each security must have a minimum market capitalization of $250 million;

•	each security must have a three-month ADDTV of at least $1 million; and

•	each security must have a minimum of free float of 20%.

If, at reconstitution, Nasdaq becomes aware that an issuer or security will soon undergo a fundamental change that makes it ineligible, Nasdaq will remove the security from consideration. This includes entering into a definitive merger or acquisition agreement or other pending arrangement that would make it ineligible for Nasdaq CTA Cybersecurity Index™ inclusion, or a filing of bankruptcy or similar protection from creditors.

Constituent Selection

All securities that meet the applicable eligibility criteria are included in the Nasdaq CTA Cybersecurity Index™.

Index Reconstitution

The Nasdaq CTA Cybersecurity Index™ selects constituents semi-annually in March and September. The security eligibility criteria are applied using market data as of the end of January and July, respectively. The Nasdaq CTA Cybersecurity Index™ reconstitution changes are announced in early March and September. Nasdaq CTA Cybersecurity Index™ reconstitution changes become effective at market open on the trading day after the third Friday in March and September, respectively.

PRS-28

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Index Rebalance

The Nasdaq CTA Cybersecurity Index™ is rebalanced on a quarterly basis in March, June, September and December. The Nasdaq CTA Cybersecurity Index™ rebalancing uses the last sales price of all securities as of the prior month-end (February, August and November, respectively). Nasdaq CTA Cybersecurity Index™ rebalancing changes are announced in early March, June, September and December. Nasdaq CTA Cybersecurity Index™ rebalancing changes become effective at market open on the trading day after the third Friday in March, June, September and December, respectively.

Index Weight Adjustments

The Nasdaq CTA Cybersecurity Index™ is a modified liquidity-weighted index. The initial weights of the Nasdaq CTA Cybersecurity Index™ securities are determined by dividing each security’s three-month ADDTV by the aggregate ADDTV of all securities included in the Nasdaq CTA Cybersecurity Index™. Initial weights are then adjusted to meet the following constraints:

•	No index security weight may exceed 6%.

•	For index securities whose three-month ADDTV is not ranked among the top five, no weight may exceed 3%.

Index Calculation

At any moment in time, the value of the Nasdaq CTA Cybersecurity Index™ equals the aggregate value of the then-current Nasdaq CTA Cybersecurity Index™ share weights of each of the Nasdaq CTA Cybersecurity Index™ component securities, which are based on the total shares outstanding of each such Nasdaq CTA Cybersecurity Index™ component security, multiplied by each such security’s respective last sale price on The Nasdaq Stock Market (which may be the official closing price published by The NASDAQ Stock Market), as adjusted by the weighting adjustment scheme described under “—Index Weight Adjustments” above, and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported Nasdaq CTA Cybersecurity Index™ value. The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is recommended for Nasdaq CTA Cybersecurity Index™ reporting purposes.

Index Maintenance

Deletion Policy

If, at any time during the year other than the Nasdaq CTA Cybersecurity Index™ reconstitution(s), a Nasdaq CTA Cybersecurity Index™ security no longer meets the eligibility criteria, or is otherwise determined to have become ineligible for inclusion in the Nasdaq CTA Cybersecurity Index™, it is removed from the Nasdaq CTA Cybersecurity Index™. This includes circumstances where a Nasdaq CTA Cybersecurity Index™ security is determined to be ineligible for continued inclusion in the Nasdaq CTA Cybersecurity Index™ due to merger, acquisition or other major corporate event that would otherwise adversely impact the integrity of the Nasdaq CTA Cybersecurity Index™.

Replacement Policy

Nasdaq CTA Cybersecurity Index™ securities deleted at any time during the year other than the Nasdaq CTA Cybersecurity Index™ reconstitution(s) are not replaced.

Corporate Actions

In the interim periods between scheduled index reconstitution events, individual Nasdaq CTA Cybersecurity Index™ securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the Nasdaq CTA Cybersecurity Index™. With the exception of certain corporate events, Nasdaq CTA Cybersecurity Index™ securities are adjusted for corporate actions prior to market open on the effective date, ex-date, ex-dividend date or ex-distribution date of a given corporate action/event. In the absence of one of those dates, there will be no adjustment to the Nasdaq CTA Cybersecurity Index™ for such corporate action.

Index share adjustments

Other than as a direct result of corporate actions, the Nasdaq CTA Cybersecurity Index™ does not normally experience share adjustments between scheduled index rebalance and reconstitution events.

PRS-29

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Index Governance

The Nasdaq Index Management Committee (the “Nasdaq Index Committee”) approves all new index methodologies applicable to the Nasdaq CTA Cybersecurity Index™. The Nasdaq Index Committee is composed of full-time professional members of Nasdaq. The Nasdaq Index Committee meets regularly, and reviews items including, but not limited to, pending corporate actions that may affect the Nasdaq CTA Cybersecurity Index™ constituents, statistics comparing the composition of the Nasdaq CTA Cybersecurity Index™ to the market, securities that are being considered as candidates for addition to the Nasdaq CTA Cybersecurity Index™, and any significant market events.

PRS-30

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

VanEck Semiconductor ETF

Historical Information

We obtained the closing prices of the VanEck Semiconductor ETF in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the basket component for the period from January 1, 2019 to January 31, 2024. The closing price on January 31, 2024 was $185.87. The historical performance of the basket component should not be taken as an indication of the future performance of the basket component during the term of the securities.

PRS-31

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

The SMH seeks to replicate, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (the “MVSMHTR”). The MVSMHTR is intended to track the overall performance of companies involved in semiconductor production and equipment. The SMH is advised by Van Eck Associates Corporation (the "Advisor"). The SMH commenced trading in December 2011. The SMH trades on the Nasdaq under the ticker symbol “SMH.”

The MVSMHTR

The MVSMHTR includes U.S. listed companies that derive at least 50% (25% for current components) of their revenues from semiconductors. This includes companies engaged primarily in the production of semiconductors and semiconductor equipment. The index includes both common stocks and depositary receipts of U.S.-listed companies. To be included in the index, a stock must have a market capitalization of greater than $150 million as of the end of the month prior to the month in which a rebalancing date occurs. Of the largest 50 stocks in the semiconductor industry by full market capitalization, the top 25 by free-float market capitalization (i.e., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the index. The highest ranked 10 companies are included in the index. The remaining 15 companies are selected from the highest ranked remaining index components ranked between 11 and 40; if the number of companies is less than 25, then the highest ranked remaining stocks are included in the index until 25 companies are selected.

The components of this index are reviewed on a semi-annual basis in March and September, and the index typically includes 25 components. The index is rebalanced on a quarterly basis.

The index employs a “4.5%/20%/50%-Cap”. This weighting scheme is designed to ensure diversification by assigning weights to components which cannot exceed 20%, but still ensures larger sizes of larger companies. To effect this:

1.	All index components are weighted by their free-float market capitalization.

2.	All companies exceeding 4.5% but at least the largest 5 and at the maximum the largest 10 companies are grouped together (so called “Large-Weights”). All other companies are grouped together as well (so called “Small-Weights”).

3.	The aggregated weighting of the Large-Weights is capped at 50%:

•	Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to reduce the weighting to 50% - at the same time, a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights, respectively.

•	Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight, and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Large Weights. Then

•	Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Small-Weights.

Additional information about this index and its methodology may be found on the website of its sponsor, MVIS® Global Equity Indices. However, information on that website shall not be deemed to be included or incorporated by reference in this document.

PRS-32

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

United States Federal Tax Considerations

The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”

In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the basket components for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service (the “IRS”) could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. If this treatment is respected, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount it received at such time and the amount that it paid for its securities. Such gain or loss should generally be long-term capital gain or loss if the U.S. holder has held your securities for more than one year. Non-U.S. holders should consult the section entitled "United States Federal Tax Considerations-Tax Consequences to Non-U.S. Holders" in the product supplement.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the basket components or the securities (for example, upon a basket component rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the basket components or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-33